Exhibit 4.7

FORM OF WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of [●], by and among HCYC Holding Company, a Cayman Islands exempted company (the “Company”), AlphaTime Acquisition Corp, a Cayman Islands exempted company (“AlphaTime”), and American Stock Transfer & Trust Company, a limited purpose trust company (the “Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of December 30, 2022, and filed with the United States Securities and Exchange Commission on a Form 8-K on January 5, 2023 (as amended, including all Exhibits thereto, the “Existing Warrant Agreement”);

WHEREAS, the Company has issued and sold 6,900,000 redeemable warrants as part of units to public investors in a public offering (the “Public Warrants”) to purchase the Company’s ordinary shares, par value $0.0001 per share (“Ordinary Shares”), with each whole Public Warrant being exercisable for one share of Ordinary Shares and with an exercise price of $11.50 per share;

WHEREAS, the Company has issued and sold [] redeemable warrants as part of units to investors in a private placement transaction (the “Private Placement Warrants”, and, together with the Public Warrants, the “Warrants”) to purchase Ordinary Shares, with each whole Warrant being exercisable for one share of Ordinary Shares and with an exercise price of $[] per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, AlphaTime, HCYC Holding Company, a Cayman Islands exempted company (“PubCo”), ATMC Merger Sub 1 Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub 1”), ATMC Merger Sub 2 Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub 2”), and HCYC Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub 3”, and together with PubCo, Merger Sub 1 and Merger Sub 2, the “Acquisition Entities”), and HCYC Group Company Limited, Cayman Islands exempted company (“HCYC” or the “Company”), entered into that certain Business Combination Agreement (as may be amended and/or restated from time to time, the “Business Combination Agreement”);

WHEREAS, on [●], pursuant to the provisions of the Business Combination Agreement, (i) AlphaTime will merge with and into Merger Sub 1, with AlphaTime surviving such merger (the “First SPAC Merger”); (ii) immediately following the First SPAC Merger, AlphaTime will merge with and into Merger Sub 2, with Merger Sub 2 surviving such merger (the “Second SPAC Merger” and together with the First SPAC Merger, the “Initial Mergers”); and (iii) following the Initial Mergers, HCYC will merge with and into Merger Sub 3, with HCYC surviving such merger (the “Acquisition Merger” and together with the Initial Mergers, collectively, the “Mergers”).

WHEREAS, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants are no longer exercisable for Ordinary Shares but instead are exercisable (subject to the terms and conditions of the Existing Warrant Agreement, as amended hereby) for ordinary shares of HCYC Holding Company (“HCYC Shares”);

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in the Existing Warrant Agreement);

WHEREAS, HCYC has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein (including the assignment and assumption of the Existing Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for HCYC Shares on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Warrant Agreement;

WHEREAS, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to HCYC and HCYC wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I

ASSIGNMENT AND ASSUMPTION; CONSENT.

Section 1.1 Assignment and Assumption. The Company hereby assigns to HCYC all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and HCYC hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Share Exchange. As a result of the preceding sentence, effective immediately following the completion of the Share Exchange, each Warrant will be exchanged for a warrant to subscribe for HCYC Shares pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby).

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to HCYC pursuant to Section 1.1 hereof effective immediately following the completion of the Share Exchange, and the assumption of the Existing Warrant Agreement by HCYC from the Company pursuant to Section 1.1 hereof effective immediately the completion of the Share Exchange, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Share Exchange, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

ARTICLE II

AMENDMENT OF EXISTING WARRANT AGREEMENT

The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Article II, effective immediately upon the completion of the Share Exchange, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

Section 2.1 Preamble. All references to “AlphaTime Acquisition Corp, a Cayman Islands exempted company” in the Existing Warrant Agreement shall refer instead to “HCYC Holding Company, a Cayman Islands exempted company”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to HCYC rather than to AlphaTime Acquisition Corp.

Section 2.2 Reference to HCYC Shares. All references to “ordinary shares” in the Existing Warrant Agreement shall refer instead to “ordinary shares”. As a result thereof, all references to “ordinary shares” in the Existing Warrant Agreement shall be references to HCYC Shares rather than to ordinary shares of AlphaTime Acquisition Corp.

Section 2.3 Notice. The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

HCYC Holding Company

Suite 1008, 10/F., Ocean Centre, Harbour City,

5 Canton Road, Tsim Sha Tsui, Hong Kong

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Share Exchange.

Section 3.2 Examination of the Existing Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.5 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

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IN WITNESS WHEREOF, HCYC, the Company and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

AlphaTime Acquisition Corp

By:

Name:

Title:

HCYC Holding Company

By:

Name:

Title:

American Stock Transfer & Trust Company

By:

Name:

Title: